PRESS RELEASE				FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.		OCTOBER 27, 2004
111 WEST 57TH STREET, SUITE 1100
NEW YORK, NEW YORK 10019		CONTACT: CHARLES E. HARRIS

NASDAQ/NMS SYMBOL:  TINY 		TEL. NO. (212) 582-0900

	HARRIS & HARRIS GROUP REPORTS BALANCE SHEET
	  FOR NINE MONTHS ENDED SEPTEMBER 30, 2004

	Harris & Harris Group, Inc., announced today that its unaudited gross assets and net assets were $80,757,636 and $76,505,012, respectively. Net asset value per share was $4.44.

	Gross assets, net assets and net asset value per share increased during the quarter, reflecting both a successful follow-on offering of the Company's shares and a successful initial public offering (IPO) of one of the Company's portfolio companies, NeuroMetrix, Inc. (Nasdaq: NURO). In the Company's oversubscribed follow-on offering, underwritten by ThinkEquity Partners and Punk, Ziegel & Company, the Company sold 3,450,000 of its shares at $11.25 per share, for net proceeds after underwriting discount and expenses of $36,127,675, resulting in an increase in net asset value of $1.52 per share. In NeuroMetrix's oversubscribed IPO, underwritten by Punk, Ziegel & Company and WR Hambrecht + Co., NeuroMetrix sold 3,450,000 of its shares at $8.00 per share.

	At September 30, 2004, Harris & Harris Group valued its 1,137,570 shares of NeuroMetrix at $8.79, a 12.11 percent discount to its closing price on NASDAQ on that day. This discount reflects a lock-up of the Company's shares that expires on January 18, 2005. Prior to NeuroMetrix's IPO, Harris & Harris Group had valued its shares at $6.00 per share.

		SUMMARY OF FINANCIAL RESULTS

	              September 30, 2004    June 30, 2004    September 30, 2003
			(Unaudited)	     (Unaudited)	 (Unaudited)

Total Assets		     $80,757,636      $42,342,430	    $34,392,032
Net Assets	             $76,505,012      $39,266,216	    $24,225,912
Total Net Income
  Tax Liability		      $1,306,047	 $661,294	       $585,749
Net Asset Value per Share	   $4.44	    $2.85	          $2.11
Shares Outstanding	      17,248,845       13,798,845	     11,498,845

	Harris & Harris Group is a publicly traded venture capital company that now makes initial investments exclusively in tiny technology, including nanotechnology, microsystems and microelectromechanical systems (MEMS). The Company's last 17 initial private equity investments have been in tiny-technology enabled companies. The Company has 17,248,845 common shares outstanding.

	Detailed information about Harris & Harris Group, Inc. and its holdings can be found on its website at http://www.TinyTechVC.com.


This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, Harris & Harris Group, Inc. undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.